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                                                                      EXHIBIT 11



                     PALMER WIRELESS, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                     THREE MONTHS ENDED MARCH 31,
                                                     ----------------------------
                                                      1996                 1997
                                                      ----                 ----
 Number of shares of common stock
 outstanding at beginning of the period              23,389               27,813

 Weighted average number of shares of common
 stock from stock options using the treasury
 stock method                                           173                    -
                                                     ------               ------

 Weighted average number of shares of common
 stock outstanding during the period                 23,562               27,813
                                                     ======               ======

 Net income                                       $      76              $ 1,177
                                                  =========              =======

 Earnings per common share                        $    0.00              $  0.04
                                                  =========              =======